AMENDMENT No. 2

to the

amendED AND RESTATED DECLARATION OF TRUST

of

OPPENHEIMER EMERGING GROWTH FUND

     This Amendment Number 2 is made as of June 30, 2010 to the Amended and Restated Declaration of Trust of Oppenheimer Emerging Growth Fund (the “Trust”), dated as of August 17, 2000, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

     WHEREAS, the Trustees established Oppenheimer Emerging Growth Fund as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated March 1, 2000, as amended and restated as of August 17, 2000, and as further amended as of January 12, 2006 (the “Declaration of Trust”);

     WHEREAS, the Trustees, acting pursuant to Section 12 of ARTICLE NINTH, of the Trust desire to make a permitted change to said Declaration of Trust without shareholder approval to change the name of the Trust from “Oppenheimer Emerging Growth Fund” to “Oppenheimer Small- & Mid-Cap Growth Fund”, and to have said Declaration of Trust reflect the Trust’s current address, and have authorized the undersigned officer to execute this amendment on their behalf.

NOW, THEREFORE, effective as of June 30, 2010, Article FIRST of the Trust’s Amended and Restated Declaration of Trust is amended to read as follows:

This Trust shall be known as “Oppenheimer Small- & Mid-Cap Growth Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine. The Registered Agent for Service of Process is CT Corporation System at its office in Boston, MA. The principal place of business of the Trust is 6803 South Tucson Way, Centennial, CO 80112.

Acting pursuant to Section 12 of ARTICLE NINTH, the undersigned has signed this amendment by and on behalf of the Trustees.

/s/ Lisa Bloomberg
Lisa Bloomberg, Assistant Secretary